Exhibit 99.1

American Spectrum Realty Announces One-for-One Stock Dividend

HOUSTON--(BUSINESS WIRE)--April 20, 2010--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company headquartered in Houston, Texas, announced today that its Board of Directors has declared a stock dividend of one share of common stock for each share currently outstanding to shareholders of record at the close of business on April 30, 2010. Each shareholder will receive one additional share of common stock for every outstanding share held. Trading is expected to begin on a split-adjusted basis on May 10, 2010.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 29 offices, industrial and retail properties aggregating approximately 2.6 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200